EXHIBIT 99.1

Company Contact:	The Investor Relations Company:	Renmark Financial Communications:
Paul A. Brown, M.D., Chairman	Karl Plath or Brien Gately	Henri Perron
(561) 478-8770, Ext. 123	(847) 296-4200	(514) 939-3989

HearUSA REPORTS 6% INCREASE IN THIRD-QUARTER REVENUES

Third Consecutive Quarter Of Revenue Improvements

WEST PALM BEACH, Fla., September 29, 2004—HearUSA, Inc. (AMEX: EAR) today announced it will report third-quarter net revenues of approximately $18.4 million, a 6 percent increase over the $17.3 million for the comparable period last year. “These results are in line with our earlier guidance and came despite the adverse effects of the recent hurricanes that struck Florida,” said Stephen J. Hansbrough, President and Chief Executive Officer. This marks the third consecutive quarter of revenue increases. The company is scheduled to report full results for the quarter ended September 25, 2004, on November 9, 2004.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The 156 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. In addition, the company has a network of 1,400 affiliated audiologists in 49 states. For additional information, click on “investor information” at HearUSA’s website www.hearusa.com.

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